AS AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 12, 2016
BY-LAWS
BROWN & BROWN, INC.
ARTICLE I
SHAREHOLDERS
Section 1.1.    Annual Meetings of Shareholders.
            The annual meeting of the Shareholders for the election of the Board of Directors and the transaction of such further business as may come before the meeting shall be held at the Corporation’s offices on the fourth Thursday of April each year (or in the event such day is a legal holiday, on the day next following which is not a legal holiday), unless by resolution of the Board of Directors in any year a different time is designated.  Meetings of the shareholders may be held either within or without the State of Florida.
Section 1.2.    Special Meetings of Shareholders.
            Special meetings of the shareholders may be called by the President or the Board of Directors whenever he, she or they deem it proper and shall be called by the President or by the Board of Directors upon the written request of shareholders holding a majority of common stock outstanding.  Such meetings may be held either within or without the State.
Section 1.3.    Notice of Meetings of Shareholders.
            (a)    A notice of each meeting of shareholders, signed by the Secretary, shall be mailed to each shareholder having the right and entitled to vote at such meeting, at its address as it appears on the records of the Corporation, not less than 10 nor more than 60 days before the date set for the meeting. The notice shall state the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at its address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.
(b)    Notwithstanding any other provisions of this Section 1.3, no notice of a meeting of shareholders need be given to a shareholder if: (i) an annual report and proxy statement for two consecutive annual meetings of shareholder; or (ii) all, and at least two, checks in payment of dividends or interest on securities during a twelve-month period have been sent by first-class, United States mail, addressed to the shareholder at its address as it appears on the stock record books of the Corporation, and returned undeliverable. The obligation of the Corporation to give notice of a shareholders’ meeting to any such shareholder shall be reinstated once the Corporation has received a new address for such shareholder for entry on its stock record books.
(c)    If any shareholder shall transfer any of its stock after notice, it shall not be necessary to notify the transferee.  Any shareholder, however, may waive notice of any meeting, either before, at or after such meeting.
Section 1.4.    Fixing of Record Date.
            In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion of exchange or stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the Board of Directors adopts the resolution fixing such record date nor be more than 70 days before the date of such meeting or other action requiring shareholder determination. Only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to give such consent, or to receive payment of such dividend or other distribution, or to exercise such rights in respect of any such change, conversion or exchange of stock, or to participate in such action, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any record date so fixed. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
Section 1.5.    Proxy and Voting.
            Shareholders who are qualified to vote may vote at any meeting, either in person or, if absent, by proxy in writings which shall be filed with the Secretary of the meeting before being voted.  Except as otherwise provided by law or in the Articles of Incorporation, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.
If a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or applicable law requires a greater number of affirmative votes.
Each director to be elected by shareholders shall be elected by the vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast with respect to the director; provided, however, that if the Board of Directors determines that the election is contested then directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For the purposes of this Section 1.5, a “majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast” shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes actually cast with respect to that director’s election. Votes actually cast shall include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election.
If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her conditional resignation following certification of the shareholder vote. The nominating/corporate governance committee shall consider the resignation offer and recommend to the Board of Directors whether to accept it. The nominating/corporate governance committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board of Directors will endeavor to act on the nominating/corporate governance committee’s recommendation within 90 days following the nominating/corporate governance committee’s recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Report on Form 8-K or by a press release disseminated in the manner that company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the nominating/corporate governance committee recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the nominating/corporate governance committee received a majority withheld vote at the same uncontested election, then the independent directors who did not receive a majority withheld vote shall appoint a committee amongst themselves to consider the resignation offer and recommend to the Board of Directors whether to accept them. However, if the only directors who did not receive a majority withheld vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 1.5, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.5 of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.1 of these By-Laws.
Section 1.6.    Quorum.
At any meeting of shareholders, except where otherwise provided by law, the Articles of Incorporation or these By-Laws, the holders of a majority of the votes entitled to be cast on a matter, present in person or by proxy, shall constitute a quorum for action on that matter. In the absence of a quorum, the holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, may adjourn such meeting from time to time in the manner provided in these By-Laws and applicable law. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.
Section 1.7.    Organization.
Meetings of shareholders shall be presided over by the chairman of the board, if any, or in his or her absence by the vice chairman of the board, if any, or in his or her absence by the president, or in his or her absence by a vice president, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Board of Directors may adopt by resolution rules, regulations and procedures for the proper conduct of the meeting, including, without limitation: (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as such chairman shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to discussion of the business of the meeting or questions or comments by participants. Except to the extent inconsistent with applicable law and such rules and regulations as may be adopted by the Board of Directors, the chairman of each meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts, including causing an adjournment of such meeting, as, in the judgment of such chairman, are appropriate.
The Board of Directors may appoint inspectors of election to act at any meeting of shareholders at which any vote is taken. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors of election shall determine the number of shares outstanding, the voting rights with respect to each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies; receive votes, ballots, consents, and waivers; hear and determine all challenges and questions arising in connection with the vote; count and tabulate all votes, consents, and waivers; determine and announce the result; and do such acts as are proper to conduct the election or vote with fairness to all shareholders. No inspector need be a shareholder. The inspectors may appoint and retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.
Section 1.8.    Advance Notice Provisions for Business at Meetings.
(a)     At a meeting of shareholders, only such nominations of persons for election to the Board of Directors and other business to be considered by the shareholders shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, any nominations or other business must (i) be specified in the notice of meeting (or in any supplement) given by or at the direction of the Board of Directors, (ii) be otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) be otherwise properly brought before the annual meeting by any shareholder of the Corporation who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.8. In addition, for business to be properly brought before an annual meeting by a shareholder, such business much be a proper matter for shareholder action pursuant to these By-Laws and under applicable law.
(b)    In addition to any other applicable requirements, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 1.8(a)(iii) of these By-Laws, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(i)     To be timely, a written notice of the intent of a shareholder to make a nomination of a person for election as a director or to bring any other business before an annual meeting shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary (the “Anniversary”) of the date of the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the Anniversary, notice by the shareholder must be so received by the Secretary no later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation.
(ii)    To be in proper written form every such notice by a shareholder shall set forth as to each matter such shareholder proposes to bring before an annual or special meeting of the shareholders:
(A)    as to each person whom the shareholder proposes to nominate for election or reelection as a director (each, a “proposed nominee”): (1) the name, date of birth, business address and residence address of the proposed nominee; (2) the principal occupation or employment of the proposed nominee; (3) the class or series and number of shares of capital stock of the Corporation, if any, which are owned beneficially and of record by the proposed nominee; (4) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; and (6) the written consent of each proposed nominee to serve as a director of the Corporation if so elected;
(B)    as to any other business that the shareholder proposes to bring before an annual meeting: (1) a description of the matter and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the Corporation, the text of the proposed amendment); (2) the reasons for conducting such business at the annual meeting; and (3) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and
(C)    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (1) the name and address of such shareholder, as they appear on the Corporation’s stock transfer books, and the name and address of such beneficial owner; (2) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner; (3) the date or dates upon which such shareholder acquired ownership of such shares; (4) documentary evidence for any claim of beneficial ownership; (5) a representation that the shareholder is a holder of record of capital stock of the Corporation, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring such business before the meeting; (6) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing; (7) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation; and (8) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or proposal and/or otherwise to solicit proxies from shareholders in support of the nomination or proposal, as applicable.
(c)    To be eligible to be a nominee for election or reelection as a director of the Corporation, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice under this Section 1.8) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request and shall include the consent of such nominee to being named as a nominee and to serving as a director if elected). The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
(d)    Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or shareholders pursuant to Section 1.2 of these By-Laws or (ii) provided that the Board of Directors (or shareholders pursuant to Section 1.2 of these By-Laws) has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in these By-Laws is delivered to the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.8. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by this Section 1.8 with respect to any nomination shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to the date of such special meeting or, if later, the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
(e)    At a meeting of shareholders, the chairman of the board shall declare out of order and disregard any nomination or other proposal not made in compliance with the foregoing procedures.
(f)    In no event shall the adjournment or postponement of an annual or special meeting of the shareholders, or any announcement thereof, or the setting of a new record date, commence a new period (or extend any time period) for the giving of notice under this Section 1.8.
(g)    As used in these By-Laws, the terms “owned beneficially” and “beneficial owner” means all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act. For purposes of these By-Laws, a matter shall be deemed to have been “publicly announced” if such matter is disclosed in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(h)    Notwithstanding the foregoing provisions of this Section 1.8, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.8; provided, however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the separate and additional requirements applicable to nominations or proposals as to any other business to be considered. The requirements of this Section 1.8 shall apply to any business or nominations to be brought before an annual or special meeting by a shareholder whether such business or nominations are to be included in the Corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act or presented to shareholders by means of an independently financed proxy solicitation. The requirements of the Section 1.8 are included to provide the Corporation notice of a shareholders’ intention to bring business or nominations before an annual or special meeting and shall in no event be construed as imposing upon any shareholders the requirement to seek approval from the Corporation as a condition precedent to bringing any such business or make such nominations before an annual or special meeting. Nothing in this Section 1.8 shall be deemed to grant any shareholder a right to have any nominee included in the Corporation’s proxy statement.
ARTICLE II
BOARD OF DIRECTORS
Section 2.1.    Number and Qualifications of Directors.
            The Board of Directors shall consist of nine (9) in number to be elected annually at the meeting of the shareholders by a majority of the shares voted.  The number may be increased or diminished from time to time, by resolution of the Board of Directors, but shall never be less than three (3).  It shall not be necessary for directors to be shareholders, but all directors shall be at least 21 years of age and at least one shall be a citizen of the United States.  A director shall hold office until his or her successor is elected and has qualified.
Section 2.2.    Meetings of Directors.
            The Board of Directors shall hold its regular and its special meetings at such times and places, within or without the state, as they deem to be to the best interest of the Corporation.  The Board of Directors shall fix the time and place of its regular meetings.  The President or any two directors may call special meetings of the Board of Directors but the President shall call a special meeting or meetings whenever requested in writing so to do by the holders of a majority of the stock then outstanding. The members of the Board of Directors, or any Committee designated by the board, may participate in a meeting of such board or Committee by means of conference telephone or any means of communication by which all persons participating in the meeting may simultaneously hear each other during the meeting, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.
Section 2.3.    Action by Written Consent.
            Any action required or permitted to be taken at a meeting of the Board of Directors or of a Committee may be taken by written consent, without a meeting, if the action is taken by all of the members of the Board or the Committee.  The action shall be evidenced by one or more written consents describing the action taken and shall be signed by each director or Committee member.
Section 2.4.    Notice of Meetings of Board of Directors.
            After the Board of Directors has determined the time and place for regular meetings no notice thereof need be given. Written, oral or any other manner of notice of special meetings, stating the time and place thereof, shall be given to each director at least two days before the meeting.  The meeting of the Board of Directors for the election of officers may be held without notice immediately after the annual meeting of the shareholders and at the same place.  Any director may waive notice of any meeting of the Board of Directors either before, at or after such meeting.
Section 2.5.    Powers of Directors.
            The Board of Directors shall have the entire management of the business of the Corporation.  In the management and control of the property, business and affairs of the Corporation, the Board of Directors is hereby vested with all the powers possessed by the Corporation itself, so far as this delegation of authority is not inconsistent with the laws of the State of Florida, with the Articles of Incorporation or with these By-Laws.  The Board of Directors shall have the power to determine what constitutes net earnings, profits, and surplus, respectively, what amount shall be reserved for working capital and for any other purposes and what amount shall be declared as dividends, and such determination by the Board of Directors shall be final and conclusive.  The Board of Directors shall also have power to determine what amounts, if any, shall be borrowed by the Corporation and upon what terms, conditions or security and shall be authorized to incur such indebtedness as they may deem necessary and to authorize the execution thereof by the officers of the Corporation.
Unless the Articles of Incorporation otherwise provide, the Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution or in the Articles of Incorporation or these By-Laws, shall have and may exercise all the authority of the Board of Directors, except that no such committee shall have the power or authority to: (a) approve or recommend to shareholders actions or proposals required by the Florida Business Corporation Act to be approved by the shareholders; (b) fill vacancies on the Board of Directors or any committee thereof; (c) adopt, amend or repeal the By-Laws; (d) authorize or approve reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or (e) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a voting group, except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.

Section 2.6.    Vacancies.
            When for any reason the office of a director shall become vacant, the remaining directors shall by a majority vote elect a successor who shall hold office until his or her successor is elected and has qualified.  Vacancies resulting from an increase in the number of directors may be filled in the same manner.
Section 2.7.    Quorum of Directors.
            A majority of the members of the Board of Directors is required to constitute a quorum for the transaction of business, but a lesser number  (not less than two) may adjourn any meeting and the meeting may be held as adjourned without further notice.  When a quorum is present at any meeting, the act of the majority of the directors present shall be the act of the Board of Directors and this shall be true even if no notice of such meeting shall have been given, provided a majority of the Board shall waive, as hereinabove provided, the giving of such notice.
Section 2.8.    Resignation or Removal.
            Any director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary.  Any such resignation shall take effect at the time specified therein, or if the time not be specified therein, upon its acceptance by the Board of Directors.  The shareholders at any meeting called for that purpose by vote of a majority of the common stock issued and outstanding may remove from office any director elected by the shareholders or Board of Directors and elect his or her successor.
ARTICLE III
OFFICERS
Section 3.1.    Election and Qualification.
            The Officers of this Corporation shall consist of a Chairman of the Board, a President, a Vice President, a Secretary and a Treasurer and one or more additional Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers or such other officers as the Board of Directors may provide.  All of such officers shall be elected by the Board of Directors immediately after the annual meeting of the shareholders.  None of the officers need be directors.  The same person may hold more than one office, except those of President and Secretary or Assistant Secretary. The Board of Directors shall have the authority to fill any vacancy in any office.
             The Board of Directors shall have full authority to fix the compensation of all officers.  All officers shall hold office until their successors are elected and have qualified or until their earlier resignation or removal.
Section 3.2.    Chairman of the Board.
            The Chairman of the Board shall preside at all meetings of the shareholders and shall preside at meetings of the Board of Directors.  The Chairman of the Board, President or Vice President, unless some other person is specifically authorized by vote of the Board of Directors, shall sign all Certificates of stocks, bonds, deeds, mortgages, leases, or any other written instruments of the Corporation.  The Chairman of the Board shall perform all the duties commonly incident to its office and shall perform such other duties as the Board of Directors shall designate.
Section 3.3.    President.
            The President shall be the chief executive officer of the Corporation and preside at meetings of the shareholders and/or directors in the absence, sickness or other disability of the Chairman of the Board.

The President shall perform all the duties commonly incident to its office and shall perform such other duties as the Board of Directors shall designate.
Section 3.4.    Vice President.
            The Vice President shall perform the duties and have the powers of the President (other than those as specified as duties of the Chairman of the Board) during the absence, sickness, or other disability of the President.  In addition, the Vice President shall perform such other duties and have such other powers as the Board of Directors shall designate.
Section 3.5.    Secretary.
            The Secretary shall keep accurate minutes of all meetings of the shareholders and the Board of Directors and shall perform all the duties commonly incident to its office and shall perform such other duties and have such other powers as the Board of Directors shall designate.  The Secretary shall have charge of the Corporate Seal and shall, if requested to do so, attest written instruments of the Corporation executed by the President or the Chairman the Board and affix the Corporate Seal thereto.  In the absence of the Secretary, the Assistant Secretary shall perform the aforesaid duties.
Section 3.6.    Treasurer.
            The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the money, funds, valuable papers and documents of the Corporation and shall have and exercise under the supervision of the Board of Directors all the powers and duties commonly incident to its office. The Treasurer shall keep accurate accounts of the Corporation’s transactions which shall be the property of the Corporation.
Section 3.7.    Resignation and Removal.
            Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation.  Any such resignation shall take effect at the time specified therein or if the time be not specified therein upon its acceptance by the Board of Directors.  The shareholders at any meeting called for the purpose by vote of a majority of the stock issued and outstanding may remove from office any officer elected or appointed by the Board of Directors and elect or appoint his or her successor.  The Board of Directors by vote of not less than a majority of the entire Board may remove from office any officer or agent elected or appointed by it.
ARTICLE IV
STOCK
Section 4.1.    Certificate of Stock.
            Shares may but need not be represented by certificates. The rights and obligations of shareholders shall be identical whether or not their shares are represented by certificates. If shares are represented by certificates, each certificate shall be signed by the Chairman of the Board or the President and the Secretary or an Assistant Secretary and sealed with the seal of the Corporation.  The seal may be facsimile, engraved or printed.  Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 4.2.    Stock Register.
            A stock book, stock records or register shall be kept at the office of the Corporation in Florida, or in the office of one or more of its transfer agents or registrars, containing the names, alphabetically arranged, with the address, of every shareholder, showing the number of shares of stock held of record by such shareholder.  If the stock records are kept in the office of a transfer agent or registrar, the Corporation shall keep at its office in Florida copies of the stock list prepared from the stock records and sent to it from time to time by said transfer agent or registrar.
Section 4.3.    Lost, Stolen or Destroyed Share Certificates; Issuance of New Certificates.
The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may or may not require the owner of any lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.
ARTICLE V
SEAL
Section 5.1.    Description of Seal.
            The corporate seal of the Corporation shall bear the words BROWN & BROWN, INC., and the word “FLORIDA”, which shall be between two concentric circles, and on the inside the inner circle shall be the words “CORPORATE SEAL” and figures “1959”, an impression of the said seal appearing on the margin hereof.
ARTICLE VI
AMENDMENTS
Section 6.1.    Method of Amendment or Change.
            These By-Laws may be amended or repealed and additional By-Laws added or adopted by a majority vote of the entire Board of Directors so long as the proposed action is not inconsistent with any By-Laws which may have been adopted by any shareholders meeting by a vote of the majority of the issued and outstanding common stock of the Corporation.  These By-Laws may be amended or repealed at any shareholders meeting by a vote of the majority of the issued and outstanding common stock of the Corporation.
ARTICLE VII
  MISCELLANEOUS
Section 7.1.    Indemnification of Directors and Officers.
            Every person who now is or hereafter may be a director or officer of this Corporation, or a director or officer of any other corporation serving as such at the request of this Corporation because of this Corporation’s interest as a shareholder or creditor of such other corporation, shall be indemnified by this Corporation against all costs and amounts of liability therefor and expenses, including counsel fees, reasonably incurred by or imposed upon him or her in connection with or resulting from any action, suit, proceeding or claim of whatever nature to which he or she is or shall be made a party by reason of his or her being or having been a director or officer of this Corporation or for such other corporation (whether or not he or she is such director or such officer at the time he or she is made a party to such action, suit, proceeding or claim or at the time such costs, expenses, amounts or liability therefor are incurred by or imposed upon him or her), provided that such indemnification shall not apply with respect to any matter as to which such director or officer shall be finally adjudged in such action, suit, proceeding or claim to have been individually guilty of gross negligence or willful malfeasance in the performance of his or her duty as such director or officer and provided further that the indemnification herein provided shall, with respect to any settlement of any such suit, action, proceeding or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, action, proceeding or claim when, in the judgment of the Board of Directors of this Corporation, such settlement and reimbursement appeared to be for the best interests of this Corporation.  The foregoing right of indemnification shall be in addition to and not exclusive of any and all other rights as to which any such director or officer may be entitled under any agreement, vote of shareholders or others.
Section 7.2.    Interested Directors.
           No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction, or because his, her or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee, or the shareholders. For purposes of Section 7.2(a), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors, or on the committee, who have no relationship or interest in the transaction described above but a transaction may not be authorized, approved, or ratified under this section by a single director. If a majority of the directors who have no such relationship or interest in the transaction vote to authorize, approve or ratify the transaction, a quorum is present for the purpose of taking action under this section. The presence of, or a vote cast by, a director with such relationship or interest in the transaction does not affect the validity of any action taken under Section 7.2(a) if the transaction is otherwise authorized, approved, or ratified as provided in Section 7.2(a), but such presence or vote of those directors may be counted for purposes of determining whether the transaction is approved under other sections of the Florida Business Corporation Act.
Section 7.3.    Exclusive Forum for Adjudication of Disputes.
Unless the Corporation consents in writing to the selection of an alternative forum, the Seventh Judicial Circuit Court in and for Volusia County, Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court for the Middle District of Florida) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act or the Articles of Incorporation or By-Laws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine.